Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® THERAPEUTICS BEGINS RANDOMIZATION OF SUBJECTS IN
ANDROXAL® TYPE II DIABETES PHASE II TRIAL
New FDA ruling on potential for development of diabetes due to castrating effects of GnRH administration reinforces Company strategy for Androxal

THE WOODLANDS, Texas – October 25, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRXD) today announced it has commenced randomization of subjects into its Phase II Androxal® study in the treatment of type 2 diabetes (T2DM) in men with low testosterone.  Low testosterone and T2DM are co-morbid conditions in a significant number of men.  The study is being conducted at nine sites across the US including both academic and private practices and will enroll up to 150 patients.  The five private practices are located in the metropolitan New York area, San Antonio and Houston and were selected based on their current data base of patients that meet the inclusion criteria.  These private practices have already begun to enroll and randomize subjects.  Four academic sites were selected based on the same criteria, but were further assessed based on the expertise they bring to the study.  The academic sites will require individual institutional review board approval, which can take a few months, before enrolling subjects.

The five private practice site locations and investigators are:

New York, NY, Dr. Jed Kaminetsky MD, Clinical Assistant of Urology, New York University School of Medicine

Purchase, NY, Dr. Michael Werner, Urologist and Specialist in Sexual Dysfunction

Houston, TX, Dr. Rakesh Patel, Endocrinologist

Lake Jackson, TX, Dr. Harvey Resnick, Family Practitioner, R/D Clinical Research, Inc.

San Antonio, TX, Dr. Sherwyn Schwartz, Endocrinologist, Medical Director of Cetero Research – San Antonio

Given the high level of interest in the study, Repros believes that the study will be fully enrolled within four months after all sites have received IRB approval.  Since the private practice sites have begun randomization and the dosing period is only three months in duration, the Company hopes to have interim analysis of the key efficacy parameters, fasting plasma glucose levels and HbA1c, when the first 60 subjects complete the study during the second quarter of 2011 with complete results reported later that year when the study is expected to conclude.

Joseph S. Podolski, President and CEO of Repros, commented, “We are pleased to have an enthusiastic clinical research team as part of our Androxal program.  We have a good mix of private practices and academic sites that will not only allow us to obtain data quickly, but should the study outcome duplicate previous results, provide for a strong voice of endorsement for a new approach to the treatment of type 2 diabetes in the aging male.”

Previous studies using exogenous testosterone have not shown any clinically relevant impact on measures of glycemic control in type 2 diabetics. A study conducted by Solvay (now Abbott) showed no positive effect on glycemic control in men with diabetes. (Link: http://global.abbottgrowth.com/static/wma/pdf/1/3/4/4/2/S176.2.101.pdf). These findings are consistent with those observed for men on AndroGel® in the retrospective analysis from the 200 patient study completed by Repros.  Unlike AndroGel, Androxal exhibited clinically significant reductions in fasting plasma glucose in the same population.  These reductions were similar to those reported by Glaxo for the 4 mg dose of Avandia®.  Unlike Avandia, Androxal has exhibited no cardiovascular side effects to date.

Dr. Ronald Wiehle, Repros’ VP of Research, noted, “Very recently the FDA has required companies that market GnRH agonists to add a warning to their label indicating the potential for the induction of diabetes.  These drugs work centrally to suppress testicular synthesis of testosterone.  We believe that action by the agency, the Solvay study and the prior work of Pitteloud et al. (JCEM 90:2636, 2005), who concluded that insulin resistance was associated with a decrease in testicular testosterone, all strengthen our hypothesis that Androxal can improve glycemic control.” He further remarked, “Androxal does not work like either GnRH agonists or topical gels but does restore testicular function and appears to modify metabolic processes that have a positive impact on glycemic control.”

Repros has an issued patent teaching the use of Androxal in restoration of testicular function and has pending patent applications that deal specifically with the drug’s ability to impact glycemic control.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.